Exhibit 10.1

Funko, Inc.

2802 Wetmore Avenue

Everett, WA 98201

July 13, 2023

Mike Lunsford

Sent Via Email

Dear Mike:

Funko, Inc. (the “Company”) is pleased to offer you the position of Interim Chief Executive Officer reporting directly to the Board of Directors (the “Board”) of the Company beginning on July 13, 2023 (the “Start Date”).

The following delineates your compensation and benefits package offer:

•	Term: Commencing as of the Start Date through the earlier of (i) the 12-month anniversary of the Start Date and (ii) the date the Company hires a replacement Chief Executive Officer.

•	Salary:

•	$30,000 per month, less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices.

•

In the event of a termination of your employment as Interim Chief Executive Officer prior to the 9-month anniversary of your Start Date other than by the Company for “Cause” (as defined on Exhibit A), you will continue to receive base salary payments through such 9-month anniversary of the Start Date.

•	Equity Grant:

•

Subject to approval by the Board or the Compensation Committee thereof, you will be granted an award of 120,000 restricted stock units under the Company’s 2019 Incentive Award Plan and customary form of award agreement thereunder, which shall vest on the first anniversary of your Start Date subject to your continued employment through such date.

•

Notwithstanding the foregoing, (a) in the event of your termination of employment as Interim Chief Executive Officer on or prior to the 9-month anniversary of your Start Date other than by the Company for Cause, 90,000 restricted stock units will accelerate and vest; and (b) in the event of your termination of employment as Interim Chief Executive Officer other than by the Company for Cause following the 9-month anniversary of your Start Date but prior to the 12-month anniversary of your Start Date, a number of restricted stock units will vest upon the date of your termination of employment equal to the product of (i) 120,000 and (ii) the ratio of (A) the number of days elapsed following your Start Date to (B) 365.

•	Benefits: You will be eligible to participate in all employee benefit plans or programs of the Company consistent with such plans and programs of the Company.

•

Expenses: During the term of your employment as Interim Chief Executive Officer, the Company agrees to reimburse all reasonable business expenses incurred by you consistent with the Company’s policies regarding reimbursement in the performance of your duties as Interim Chief Executive Officer.

Your employment with the Company will be “at will”, and either you or the Company may terminate your employment at any time for any reason, with or without cause. As an employee of the Company, you will be required to comply with all Company policies and procedures. In connection with your employment you will also be expected to sign a restrictive covenant agreement including, among other things, the Company’s standard non-compete, non-solicit and confidentiality covenants.

This letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of Washington.

Please confirm your acceptance of this offer by signing below and returning to me.

Sincerely Yours,

/s/ Tracy D. Daw
Tracy D. Daw
Chief Legal Officer

/s/ Michael Lunsford	July 13, 2023
ACCEPTED BY: MIKE LUNSFORD	DATE

EXHIBIT A

Termination of your employment by the Company for any of the following reasons shall be deemed termination for “Cause”: (a) gross neglect or willful misconduct by you of your duties or your willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this letter; (b) your conviction of, or your plea of no contest, plea of nolo contendere or imposition of adjudicated probation with respect to, any felony or crime involving moral turpitude or your indictment for any felony or crime involving moral turpitude; provided if you are terminated following such indictment but are found not guilty or the indictment is dismissed, the termination shall be deemed to be a termination without Cause; (c) your habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities under this letter; (d) your commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (e) your material breach of any confidentiality, non-compete or non-solicitation covenant; provided that the Company shall provide you with fifteen (15) days prior written notice before any such termination in (a) or (e) (other than to the extent that (a) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.